                                                                      EXHIBIT 11

               CHAMPION INTERNATIONAL CORPORATION AND SUBSIDIARIES

               Calculation of Basic Earnings Per Common Share and
                  Diluted Earnings Per Common Share (unaudited)
                         (in millions, except per share)

                                                       Nine Months Ended           Three Months Ended
                                                         September 30,                September 30,
                                                    -----------------------      -----------------------
                                                      1999           1998          1999           1998
                                                    --------       --------      --------       --------
Basic earnings per common share (1):
  Net income applicable to common stock             $  156.0       $   82.4      $   75.1       $   31.3
                                                    ========       ========      ========       ========
  Average number of common shares outstanding           95.8           96.0          96.1           95.7
                                                    ========       ========      ========       ========
  Basic earnings per common share:
    Income Before Extraordinary item                $   1.65       $    .86      $    .80       $    .33
    Extraordinary Item                                  (.02)            --          (.02)            --
                                                    --------       --------      --------       --------
    Net Income                                      $   1.63       $    .86      $    .78       $    .33
                                                    ========       ========      ========       ========

Diluted earnings per common share: (1, 2):
  Net income applicable to common stock             $  156.0       $   82.4      $   75.1       $   31.3
                                                    ========       ========      ========       ========
  Average number of common shares outstanding           95.8           96.0          96.1           95.7
  Add common share effect, assuming conversion
    of potentially dilutive securities                    .5             .8            .5             .7
                                                    --------       --------      --------       --------
  Average number of common shares outstanding
    on a diluted basis                                  96.3           96.8          96.6           96.4
                                                    ========       ========      ========       ========
  Diluted earnings per common share
    Income Before Extraordinary item                $   1.64       $    .85      $    .80       $    .32
    Extraordinary Item                                  (.02)            --          (.02)            --
                                                    --------       --------      --------       --------
    Net Income                                      $   1.62       $    .85      $    .78       $    .32
                                                    ========       ========      ========       ========

----------
NOTES:

      (1) Basic earnings per common share is computed by dividing net income applicable to common stockholders by the average number of common shares outstanding. The computation of diluted earnings per common share assumes that the average number of common shares outstanding is increased by dilutive common share equivalents.

      (2) Potentially dilutive securities at September 30, 1999 included shares issuable pursuant to certain stock-based compensation arrangements. These securities included 320,000 shares issuable upon the vesting of the restricted share units as well as 147,000 shares issuable upon the exercise of stock options calculated using the treasury stock method.